Spark Networks(R) Reports First Quarter 2016 Financial Results

LOS ANGELES, CA -- (Marketwired - May 16, 2016) - Spark Networks, Inc. (NYSE MKT: LOV)

Quarterly Highlights

  Total average subscribers flat relative to Q4 2015.

  Launched church partnership program in Q1. Growth continues with 5 signed churches, representing over 35,000 single adults.

  Launched first premium services on millennial JSwipe platform. ARPU in-line with overall company average.

  Implementing plan to realize approximately $4.5 million of annualized operating expense savings.

  Goal of 10% EBITDA margins in second half of 2016.

Spark Networks, Inc. (NYSE MKT: LOV), a leader in creating communities that help individuals form life-long relationships, today reported financial results for the first quarter ended March 31, 2016.

Commentary and Outlook

"We continue to drive change with our organization, our products and our partnerships with the communities we serve," commented Michael Egan, Chief Executive Officer. "Though Q1 included seasonally large investments in direct marketing which had a negative impact on our contribution margin and EBITDA, it also included solid progress against our key growth initiatives, all of which remain on schedule.

"Q1 was the first quarter of our new church partnership program, and to date, we have signed five churches representing over 35,000 single adults. Even in its early stages, we've received positive feedback from partnering churches as well as others in the community and we fully expect this program to be an important source of organic member growth for us in the future.

"With our millennial apps, JSwipe and CrossPaths, we continue to grow. For the first time, in March, we added premium services to the platform with the launch of SuperSwipes to JSwipe, and in May we are both launching a portfolio of premium services and consolidating CrossPaths onto the platform. We are already experiencing user adoption and ARPU that is similar to our company average. We also expanded CrossPaths from Los Angeles to nationwide and will be launching an Android version of the app by end of this month.

"We will continue to build upon our strategic position in the market and are focused on driving our growth initiatives. Notably, these initiatives will require little incremental investment to execute. To that end, today we are in a position to announce three key changes to the business that will help us grow while also driving profitability.

"The first is a significant reduction in ChristianMingle television spend. ChristianMingle is already one of the most widely recognized dating brands in the country and we believe now is the time to move its unit economics to be more similar to JDate by focusing on performance and grass-roots marketing. This means that we will be placing greater emphasis on our church partnership program, a far less capital intensive channel, while reducing our investment in television marketing. We expect to reduce our direct marketing spend for ChristianMingle by 65-75% from Q1 2016 levels and to achieve significant growth in contribution margins as a result.

"Our second change is related to how we are servicing our customers. Through a reduction in certain service activities and consolidations within our development and marketing teams, we anticipate saving approximately $4.5 million in annualized operating costs. We anticipate completing all of the cost saving initiatives in Q2 and expect approximately $500,000 in severance expense related to the downsizing.

"Finally, we have restructured our technology team to focus on creating a new, modern back-end infrastructure for niche, serious dating that will support our core brands and others, and will allow us to be more flexible with our paywall, provide more seamless premium services and reduce our technical overhead.

"Our intention is to grow profitability and achieve 10% EBITDA margins in the second half of the year. We will continue to focus on building organic and authentic relationships within the communities we serve and will be expanding our services to both millennial audiences and new markets, ensuring that we remain a leader in the niche dating industry."

Summary Quarterly Metrics

                                       Q1 2016        Q4 2015        Q1 2015
                                 -------------  -------------  -------------
Revenue                           $9.9 Million  $10.7 Million  $13.5 Million
Contribution                      $4.8 Million   $6.8 Million   $7.4 Million
                                        $(3.4)         $(1.2)
Net (Loss) Income(1)                   Million        Million   $1.8 Million
                                        $(2.3)
Adjusted EBITDA(2)                     Million  $116 Thousand   $1.8 Million
Cash Balance                      $4.1 Million   $6.6 Million  $13.5 Million
Period Ending Subs(3)                  198,238        200,023        210,546
Avg. Paying Subs(3)                    199,451        199,781        213,445
ARPU                                    $16.12         $17.26         $19.77

First Quarter 2016 Financial Results

Revenue: For the first quarter of 2016, total revenue was $9.9 million, a decrease of 27% compared to the year ago period, and an 8% decrease from the prior quarter. The year over year decrease was primarily driven by a decrease in average paying subscribers as well as a decrease in our Q1 2016 ARPU. The sequential decrease was driven almost entirely by declines in ARPU. The declines in ARPU were driven by the increased proportion of six month subscriptions sold during the last three quarters within the Jewish and Christian Networks, coupled with increases in promotional activity during those periods.

Contribution: For the first quarter of 2016, contribution was $4.8 million, a decrease of 36% compared to the year ago period and a 30% decrease from the prior quarter. Our contribution margin decreased to 49% from 64% in the previous quarter and 55% in the year ago period. The sequential decline in contribution was driven by the aforementioned decline in revenue and our decision to invest more heavily in Christian Mingle direct marketing during Q1 2016.

Adjusted EBITDA: For the first quarter of 2016, Adjusted EBITDA was $(2.3) million, a decrease of $(4.0) million versus the year ago period and a $(2.4) million decrease from the prior quarter. Excluding the operating impact of Smooch Labs, Adjusted EBITDA for the first quarter was $(2.1) million. Current period Adjusted EBITDA does not include $64,000 of expense related to the post-acquisition integration of Smooch Labs, which closed in the fourth quarter of 2015.

Liquidity: For the first quarter of 2016, the Company ended with $4.1 million in cash and cash equivalents, compared to $6.6 million at the end of the prior quarter. As of March 31, 2016, the Company had no outstanding debt.

                            SPARK NETWORKS, INC.
                     SEGMENT(4) RESULTS FROM OPERATIONS
            (in thousands except subscriber and ARPU information)

                                                             Q1 '16  Q1 '16
                                                              v. Q1   v. Q4
                 Q1 2016  Q4 2015  Q3 2015  Q2 2015  Q1 2015   '15     '15
                -------- -------- -------- -------- -------- ------  ------

Revenue
Jewish Networks $  3,994 $  4,299 $  4,613 $  4,846 $  5,180  -22.9%   -7.1%
Christian
 Networks          5,405    5,940    6,581    6,921    7,792  -30.6%   -9.0%
Other Networks       438      446      466      470      487  -10.0%   -1.6%
Offline & Other
 Businesses           21       20       22       25       27  -23.8%    3.1%
                -------- -------- -------- -------- -------- ------  ------
  Total Revenue $  9,859 $ 10,705 $ 11,682 $ 12,262 $ 13,486  -26.9%   -7.9%

Direct Mktg.
 Exp.
Jewish Networks $    533 $    648 $    619 $    745 $    599  -11.1%  -17.8%
Christian
 Networks          4,420    3,111    3,664    4,450    5,338  -17.2%   42.1%
Other Networks       120      129      141      133      115    4.5%   -7.2%
                -------- -------- -------- -------- -------- ------  ------
  Total Direct
   Mktg. Exp.   $  5,073 $  3,888 $  4,424 $  5,328 $  6,052  -16.2%   30.5%

Contribution
Jewish Networks $  3,462 $  3,652 $  3,994 $  4,101 $  4,581  -24.4%   -5.2%
Christian
 Networks            985    2,829    2,917    2,471    2,454  -59.9%  -65.2%
Other Networks       318      316      325      337      372  -14.4%    0.7%
Offline & Other
 Businesses           20       20       22       25       27  -24.3%    2.4%
                -------- -------- -------- -------- -------- ------  ------
  Total
   Contribution $  4,785 $  6,817 $  7,258 $  6,934 $  7,434  -35.6%  -29.8%

Period Ending
 Subs
Jewish Networks   63,982   65,004   64,144   62,991   67,703   -5.5%   -1.6%
Christian
 Networks        122,935  123,800  122,068  121,561  129,964   -5.4%   -0.7%
Other Networks    11,321   11,219   11,620   12,267   12,879  -12.1%    0.9%
                -------- -------- -------- -------- -------- ------  ------
  Total Period
   Ending Subs.  198,238  200,023  197,832  196,819  210,546   -5.8%   -0.9%

Average Paying
 Subs.
Jewish Networks   63,930   64,627   63,538   65,087   69,632   -8.2%   -1.1%
Christian
 Networks        124,180  123,888  121,597  126,214  130,860   -5.1%    0.2%
Other Networks    11,341   11,266   11,974   12,594   12,953  -12.4%    0.7%
                -------- -------- -------- -------- -------- ------  ------
  Total Avg.
   Paying Subs.  199,451  199,781  197,109  203,895  213,445   -6.6%   -0.2%

ARPU
Jewish Networks $  20.46 $  21.82 $  23.80 $  24.46 $  24.48  -16.4%   -6.2%
Christian
 Networks          14.17    15.25    17.19    17.57    18.01  -21.3%   -7.1%
Other Networks     12.52    12.72    12.58    12.08    12.22    2.5%   -1.6%
                -------- -------- -------- -------- -------- ------  ------
  Total ARPU(5) $  16.12 $  17.26 $  19.04 $  19.77 $  19.47  -17.2%   -6.6%

                Distribution of New Subscription Purchases(6)

                            Q1 2016   Q4 2015   Q3 2015   Q2 2015   Q1 2015
                           --------- --------- --------- --------- ---------

Jewish Networks
 1 month plans               27.5%     32.8%     35.6%     45.4%     42.7%
 3 month plans               23.9%     19.8%     19.9%     21.8%     25.2%
 6 month plans               48.6%     47.3%     44.5%     32.8%     32.1%
                           --------- --------- --------- --------- ---------
                             100.0%    100.0%    100.0%    100.0%    100.0%

Christian Networks
 1 month plans               33.9%     38.5%     39.6%     54.4%     50.5%
 3 month plans               17.3%     21.6%     18.4%     19.4%     17.8%
 6 month plans               48.9%     39.9%     42.0%     26.2%     31.7%
                           --------- --------- --------- --------- ---------
                             100.0%    100.0%    100.0%    100.0%    100.0%

Other Networks
 1 month plans               56.7%     59.9%     62.0%     58.3%     56.0%
 3 month plans               11.4%     10.6%     11.4%     11.9%     12.2%
 6 month plans               32.0%     29.6%     26.6%     29.8%     31.8%
                           --------- --------- --------- --------- ---------
                             100.0%    100.0%    100.0%    100.0%    100.0%

              Composition of Average Paying Subscriber Base(7)

                            Q1 2016   Q4 2015   Q3 2015   Q2 2015   Q1 2015
                           --------- --------- --------- --------- ---------

Jewish Networks
First Time Subscribers       24.7%     23.1%     21.7%     21.5%     22.4%
Winback Subscribers          32.5%     32.0%     30.5%     29.1%     28.8%
Renewal Subscribers          42.8%     44.9%     47.8%     49.4%     48.8%
                           --------- --------- --------- --------- ---------
Total                        100.0%    100.0%    100.0%    100.0%    100.0%

Christian Networks
First Time Subscribers       43.1%     41.3%     39.1%     38.3%     37.1%
Winback Subscribers          24.6%     23.7%     23.3%     22.6%     20.3%
Renewal Subscribers          32.3%     35.0%     37.6%     39.1%     42.6%
                           --------- --------- --------- --------- ---------
Total                        100.0%    100.0%    100.0%    100.0%    100.0%

Other Networks
First Time Subscribers       31.9%     30.0%     31.2%     33.2%     20.3%
Winback Subscribers          21.7%     21.0%     22.0%     21.9%     26.9%
Renewal Subscribers          46.4%     49.1%     46.8%     44.9%     52.8%
                           --------- --------- --------- --------- ---------
Total                        100.0%    100.0%    100.0%    100.0%    100.0%

Investor Conference Call

The Company will discuss its financial results during a live teleconference today at 1:30 p.m. Pacific time.

Toll-Free (United States): 1-877-705-6003

International: 1-201-493-6725

In addition, the Company will host a webcast of the call which will be accessible in the Investor Relations section of the Company's website at www.spark.net or by clicking http://investor.spark.net.

A replay will begin approximately three hours after completion of the call and run until May 30, 2016.

Replay

Toll-Free (United States): 1-877-870-5176

International: 1-858-384-5517
Passcode: 13635185

Safe Harbor Statement:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations that the new church partnership program will be a strong source of organic member growth for us in the future; statements regarding our launch of an Android version of CrossPaths app by end of month; statements that the key changes to the business will drive profitability while ensuring that we continue to remain focused on our growth initiatives; statements relating to the completion of the cost saving initiatives in Q2 and the amount of expected severance expenses relating to the downsizing; statements regarding creating a modern back-end infrastructure for our core JDate and ChristianMingle brands that will allow us to be more flexible with our paywall, provide more seamless premium services and reduce our technical overhead; statements regarding expanding our services to both the millennial and international markets; and statements regarding the Company remaining the leaders in the nice dating industry. Any statements in this press release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: successfully implement our strategy to stabilize our subscriber base and grow; avoid significant subscriber declines; attract and retain members; convert members into paying subscribers and retain our paying subscribers; retain and enhance the new marketing team; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes, including making the technology stack more nimble; drive use of newly-updated mobile applications; maintain the strength of our existing brands and maintain and enhance those brands; continue to depend upon the telecommunications infrastructure and our networking hardware and software infrastructure; estimate on-going general and administrative costs, and obtain financing on acceptable terms. Additional factors that could cause actual results to differ are discussed under the heading "Risk Factors" and in other sections of the Company's filings with the Securities and Exchange Commission ("SEC"), and in the Company's other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

About Spark Networks, Inc.:

The Spark Networks portfolio of consumer Web sites includes, among others, JDate®.com (www.jdate.com), ChristianMingle®.com (www.christianmingle.com), Spark®.com (www.spark.com), BlackSingles.com® (www.blacksingles.com), and SilverSingles®.com (www.silversingles.com).

(1) "Contribution" is defined as revenue, net of credits and credit card chargebacks, less direct marketing.

(2) The Company reports Adjusted EBITDA as a supplemental measure to generally accepted accounting principles ("GAAP"). This non-GAAP measure is one of the primary metrics by which we evaluate the performance of our businesses, budget, forecast and compensate management. We believe this measure provides management and investors with a consistent view, period to period, of the core earnings generated from on-going operations and excludes the impact of: (i) non-cash items such as stock-based compensation, asset impairments, non-cash currency translation adjustments related to an inter-company loan and (ii) one-time items that have not occurred in the past two years and are not expected to recur in the next two years. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP. A reconciliation of the Adjusted EBITDA for the three months ended March 31, 2016 can be found in the table below.
"Adjusted EBITDA" is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, impairment of long-lived assets, non-cash currency translation adjustments for an inter-company loan and non-recurring proxy, executive severance and acquisition costs.

(3) "Paying Subscribers" are defined as individuals who have paid a monthly fee for access to communication and website features beyond those provided to our members. Period ending subscribers for each quarter represent the paying subscriber count as of the last day of the period. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period. The calculation excludes results from the Company's HurryDate business due to its relative size.

(4) In accordance with Segment Reporting guidance, the Company's financial reporting includes detailed data on four separate operating segments. The Jewish Networks segment consists of JDate, JDate.co.il, JDate.fr, JDate.co.uk, Cupid.co.il, and JSwipe. The Christian Networks segment consists of ChristianMingle, CrossPaths, ChristianMingle.co.uk, ChristianMingle.com.au, Believe.com, ChristianCards.net, ChristianDating.com, DailyBibleVerse.com and Faith.com. The Other Networks segment consists of Spark.com and related other general market websites as well as other properties which are primarily composed of sites targeted towards various religious, ethnic, geographic and special interest groups. The Offline & Other Businesses segment consists of revenue generated from offline activities and HurryDate events and subscriptions.

(5) ARPU is defined as average revenue per user per month. Total ARPU excludes results from the Company's HurryDate business due to its relative size.

(6) One month plans may also include a small amount of two month plans. Three month plans may include a small amount of four month plans. Six month plans may include a small amount of twelve month plans.

(7) Represents the composition of average paying subscribers in the period. First Time Subscribers are defined as those subscribers that have never purchased a subscription from the Company for that reporting segment. Winback Subscribers are defined as those individuals who have purchased a subscription from the Company for that reporting segment, allowed their subscription to lapse, and subsequently purchased a subscription from the Company for that reporting segment. Renewal Subscribers are defined as those subscribers that have auto-renewed a subscription from the Company for that reporting segment.

                            SPARK NETWORKS, INC.
                        CONSOLIDATED BALANCE SHEETS
                     (in thousands, except share data)

                                                   March 31,   December 31,
                                                     2016          2015
                                                 ------------  ------------
Assets
Current assets:
  Cash and cash equivalents                      $      4,083  $      6,565
  Restricted cash                                         674           747
  Accounts receivable (net of allowance for
   doubtful accounts of $101 and $99 at March 31,
   2016, and December 31, 2015, respectively)             502           790
  Prepaid expenses and other                              795         1,341
                                                 ------------  ------------
    Total current assets                                6,054         9,443
Property and equipment, net                             5,799         5,584
Goodwill                                               14,668        14,450
Intangible assets, net                                  3,374         3,451
Deposits and other assets                                 174           148
                                                 ------------  ------------
    Total assets                                 $     30,069  $     33,076
                                                 ============  ============
Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                                      1,874         1,749
  Accrued liabilities                                   3,705         3,854
  Deferred revenue                                      5,983         5,834
                                                 ------------  ------------
    Total current liabilities                          11,562        11,437
Deferred tax liability - non-current                    2,182         2,136
Other liabilities                                         465           537
                                                 ------------  ------------
Total liabilities                                      14,209        14,110
                                                 ------------  ------------
Commitments and Contingencies
Stockholders' equity:
  10,000,000 shares of Preferred Stock
   authorized, $0.001 par value, 450,000 of which
   are designated as Series C Junior
   Participating Cumulative Preferred Stock, with
   no shares of Preferred Stock issued or
   outstanding                                              -             -
  100,000,000 shares of Common Stock authorized,
   $0.001 par value, with 25,845,879 shares of
   Common Stock issued and outstanding at March
   31, 2016 and December 31, 2015:                         29            27
  Additional paid-in-capital                           77,510        77,188
  Accumulated other comprehensive income                  718           739
  Accumulated deficit                                 (62,397)      (58,988)
                                                 ------------  ------------
    Total stockholders' equity                         15,860        18,966
                                                 ------------  ------------
    Total liabilities and stockholders' equity   $     30,069  $     33,076
                                                 ============  ============

                            SPARK NETWORKS, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
              (unaudited, in thousands, except per share data)

                                                     Three Months Ended
                                                          March 31,
                                                 --------------------------
                                                     2016          2015
                                                 ------------  ------------
Revenue                                          $      9,859  $     13,486
Cost and expenses:
  Cost of revenue (exclusive of depreciation
   shown separately below)                              6,229         7,097
  Sales and marketing                                   1,452           755
  Customer service                                        993           749
  Technical operations                                    297           212
  Development                                           1,030           917
  General and administrative                            2,511         2,238
  Depreciation                                            712           513
  Amortization of intangible assets                        78            10
  Impairment of long-lived assets                          39            69
                                                 ------------  ------------
Total cost and expenses                                13,341        12,560
                                                 ------------  ------------
Operating (loss) income                                (3,482)          926
Interest (income) expense and other, net                 (141)          118
                                                 ------------  ------------
(Loss) income before provision for income taxes        (3,341)          808
Income tax provision                                       67            85
                                                 ------------  ------------
Net (loss) income                                      (3,408)          723
Other comprehensive (loss) income, net of tax:
  Foreign currency translation adjustment                 (21)            2
                                                 ------------  ------------
Comprehensive (loss) income                      $     (3,429) $        725
                                                 ============  ============

Net (loss) earnings per share - basic and
 diluted                                         $      (0.13) $       0.03
                                                 ============  ============
Weighted average shares outstanding - basic            25,846        24,654
Weighted average shares outstanding - diluted          25,846        24,942

                                                     Three Months Ended
                                                          March 31,
                                                 --------------------------
                                                     2016          2015
                                                 ------------  ------------
Stock-based compensation
  Sales and marketing                            $         28  $         (2)
  Customer service                                          1             -
  Technical operations                                     21             -
  Development                                               5             -
  General and administrative                              267            84

           Reconciliation of Net (Loss) Income to Adjusted EBITDA:

                                                Three Months Ended March 31,
                                                ----------------------------
(in thousands)                                       2016           2015
                                                -------------  -------------
Net (loss) income                               $      (3,408) $         723
Interest expense                                           13             12
Provision for income taxes                                 67             85
Depreciation                                              712            513
Impairment of long lived assets                            39             69
Amortization of intangible assets                          78             10
Non-cash currency translation adjustments                (154)           102
Stock-based compensation                                  322             82
Non-recurring acquisition costs and executive
 severance                                                 64            161
                                                -------------  -------------
Adjusted EBITDA                                 $      (2,267) $       1,757
                                                =============  =============

For More Information

Investors:
Robert O'Hare
rohare@spark.net